Exhibit 99.1

News Release

Contacts:	Media Garrett Marquis +1 949 683 1503 garrett.marquis@bnymellon.com	Analysts Marius Merz +1 212 298 1480 marius.merz@bnymellon.com

BNY Mellon Announces Pricing of Any and All Cash Tender Offer by its Wholly Owned Subsidiary

for Certain of its Senior Notes

NEW YORK, September 11, 2023 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today announced the tender offer consideration (the “Total Consideration”) payable in connection with the previously announced cash tender offer (the “Offer”) by BNY Mellon Capital Markets, LLC (“BNYMCM”), an indirect wholly owned subsidiary of BNY Mellon, which commenced on September 5, 2023, to purchase any and all of the securities of BNY Mellon listed in the table below (the “Securities”). The Offer will expire today, September 11, 2023, at 5:00 p.m., New York City time, unless extended (such date and time, as it may be extended, the “Expiration Date”). The Offer is being made solely pursuant to the Offer to Purchase (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery, each dated September 5, 2023, the terms and conditions of which remain unchanged. The Offer to Purchase contains detailed information regarding the terms of the Offer, including the manner in which the Total Consideration was calculated.

The table below sets forth the Total Consideration for each series of Securities. Each Reference Yield listed in the table below is based on the bid-side price of the applicable Reference U.S. Treasury Security as quoted on the applicable Bloomberg Reference Page, at 10:00 a.m., New York City time, today, as described in the Offer to Purchase.

Title of Securities	CUSIP Number	ISIN	Coupon	Outstanding Principal Amount (millions)	Maturity Date	First Par Call Date	Workout Date(1)	Reference U.S. Treasury Security	Bloomberg Reference Page	Reference Yield	Fixed Spread (Basis Points)	Total Consideration(2)
0.350% Senior Medium-Term Notes, Series J due 2023	06406RAP2	US06406RAP29	0.350%	$750	12/07/2023	11/07/2023	Maturity	0.50% due 11/30/2023	FIT3	5.639%	+0 bps	$987.95
3.350% Senior Medium-Term Notes, Series J due 2025	06406RBC0	US06406RBC07	3.350%	$950	04/25/2025	03/25/2025	Maturity	2.625% due 04/15/2025	FIT4	5.186%	+15 bps	$969.64
3.430% Fixed/Floating Rate Callable Senior Medium-Term Notes, Series J due 2025	06406RBF3	US06406RBF38	3.430%	$700	06/13/2025	06/13/2024	Par Call	2.50% due 05/31/2024	FIT3	5.494%	+15 bps	$983.96

(1)	The workout date for a Security is the date on which such Security is assumed to be paid down for purposes of calculating the Total Consideration in connection with such Security.
(2)	Per $1,000 principal amount of Securities validly tendered and accepted for purchase.

In addition to the Total Consideration, holders whose Securities are accepted for purchase pursuant to the Offer, including Securities tendered by guaranteed delivery, will also receive accrued and unpaid interest on their purchased Securities from the last interest payment date for the Securities to, but excluding, the Settlement Date (as defined below).

Upon the terms and subject to the conditions of the Offer, the settlement date is expected to be September 14, 2023, or promptly thereafter (the “Settlement Date”). On the Settlement Date, BNYMCM expects to accept for payment Securities validly tendered and not validly withdrawn before the Expiration Date and Securities validly tendered pursuant to the guaranteed delivery procedures and to pay the Total Consideration for those Securities.

Tenders of Securities pursuant to the Offer may be validly withdrawn at any time before the Expiration Date. Securities subject to the Offer may also be validly withdrawn at any time after the 60th business day after commencement of the Offer if for any reason the Offer has not been consummated within 60 business days after commencement.

The Offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase, but is not conditioned upon any minimum principal amount of Securities being tendered. Subject to applicable law, BNYMCM may, at its sole discretion, waive any condition applicable to the Offer and may extend the Offer. Under certain conditions and as more fully described in the Offer to Purchase, BNYMCM may terminate the Offer before the Expiration Date.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase and in the related Notice of Guaranteed Delivery, as may be amended or supplemented from time to time, which holders are urged to read carefully before making any decision with respect to the Offer.

The Offer is open to all registered holders of Securities. A beneficial owner of Securities that are held of record by a broker, dealer, commercial bank, trust company, or other nominee (each, a “Custodian”) must instruct such Custodian to tender such Securities on the beneficial owner’s behalf in a timely manner. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in an Offer.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at +1 (212) 269-5550 (banks and brokers) or Toll-Free at +1 (800) 814-2879 or email at bnymellon@dfking.com.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: www.dfking.com/bnymellon.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are serving as Joint Dealer Managers (the “Joint Dealer Managers”) for the Offer. Questions regarding the Offer may also be directed to the Joint Dealer Managers as set forth below:

Citigroup Global Markets Inc.

388 Greenwich Street, Trading 4th Floor

New York, New York 10013

Attn: Liability Management Group

Collect: +1 (212) 723-6106

Toll-Free: +1 (800) 558-3745

Email: ny.liabilitymanagement@citi.com

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attn: Liability Management Group Collect: +1 (212) 357-1452 Toll-Free: +1 (800) 828-3182

This press release is for informational purposes only and does not constitute an offer to purchase nor the solicitation of an offer to sell any Securities. The Offer is being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the tender offers are made by the Joint Dealer Managers on behalf of BNYMCM. None of BNY Mellon, BNYMCM, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, D.F. King & Co., Inc., or the trustee or security registrar with respect to the Securities, nor any affiliate of any of the foregoing, has made any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Securities in response to the Offer.

ABOUT BNY MELLON

Established in 1784, BNY Mellon is America’s oldest bank and the first company listed on the New York Stock Exchange (NYSE: BK). Today, BNY Mellon powers capital markets around the world through comprehensive solutions that help clients manage and service their financial assets throughout the investment life cycle. BNY Mellon had $46.9 trillion in assets under custody and/or administration and $1.9 trillion in assets under management as of June 30, 2023. BNY Mellon has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. Additional information is available on www.bnymellon.com. Follow us on LinkedIn or visit our Newsroom for the latest company news.